Exhibit 99.1

Press Release

Release Date: December 22, 2015	Contact:	Joseph R. Corrato -
at 4:30 p.m. EST		President/CEO
Jack E. Rothkopf
Chief Financial Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES THAT THOMAS A. VENTO HAS
RETIRED AS CHAIRMAN OF THE BOARD;
BRUCE E. MILLER APPOINTED AS NEW CHAIRMAN

Philadelphia, Pennsylvania (December 22, 2015) –Prudential Bancorp, Inc. (the "Company") (Nasdaq: PBIP), the holding company for Prudential Savings Bank (the "Bank"), announced today that Thomas A. Vento, Chairman of the Board of the Company and the Bank, has retired as the Company's Chairman and as a member of the Board, effective December 22, 2015.  As a result of Mr. Vento's retirement, the Company's Board of Directors announced that Bruce E. Miller would succeed Mr. Vento as Chairman, effective as of today.

Mr. Miller stated "Tom Vento has devoted his life to Prudential, providing more than 55 years of valuable service to the Bank, and the Company once it was formed.  Under his leadership, both as President and Chief Executive Officer of the Bank and then later as Chairman of the Board, the Bank has continued its development as a well-capitalized bank providing a broad array of products and services to our market area.  His advice and guidance has been invaluable to the Bank and the Board and management will miss him greatly.  We wish him all the best in a very well earned retirement."

Mr. Miller continued, "Tom's retirement will not change our philosophy of providing superior customer service and contributing as a corporate leader to the communities which we serve."

"While it is difficult to leave Prudential, the time is right," said Mr. Vento. " Although I have enjoyed meeting the challenges that have faced our industry and developing the strong bonds and relationships among my fellow Board members and management, it is the interaction with the Bank's employees I will miss most," he added.

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank, a Pennsylvania-chartered, FDIC-insured savings bank originally organized in 1886 and headquartered in Philadelphia, Pennsylvania.  Prudential Savings Bank currently operates five full-service offices in Philadelphia, one office in Drexel Hill and one office in Chalfont, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors include general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.